EXHIBIT 10.11

ASPACE SOLUTIONS LIMITED

STEVE KEOHANE

PAUL RYDER

JULIAN LOVELOCK

and

ACTIVECARD CORP

INVESTMENT AGREEMENT

DATED	31st July 2003

PARTIES

1	Company	Aspace Solutions Limited (company registration no. 03970100) whose registered address is at Eagle House, 110 Jermyn Street, London, SW1Y 6RH;

2	Managers	the Individuals whose names and addresses are set out in Schedule 2 (each a “Manager”); and

3	Investor	ActivCard Corp a company incorporated in Delaware, USA whose registered address is at 6623 Dumbarton Circle, Fremont, California, 94555, USA.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

1.1	The following definitions apply:

Accounts Date	31 March 2003;

“A” Director	a director appointed by the Investor pursuant to clause 4. 1;

Agreed Form	the form agreed between the parties, a copy of which has been initialled for the purpose of identification by or on behalf of the parties;

“A” Ordinary Shares	the “A” ordinary shares of 1p each in the capital of the Company having the rights set out in the Articles;

Articles	the articles of association of the Company in the Agreed Form to be adopted pursuant to the Special Resolutions and as amended from time to time;

Associate	(a) (in relation to an individual);
(i) a relative, that is the individual’s child, step child, spouse, brother, sister or parent;
(ii) a company of which the individual or a relative (referred to in (i) above), or two or more of them, has, or may have, Control or of which they are a director;
(iii) the trustees of a settlement whose beneficiaries include the individual and his relatives (referred to in (i) above); and

(b)    (in relation to a company), a Subsidiary Undertaking or a Parent Undertaking of the Company or another Subsidiary Undertaking of any Parent Undertaking of the Company (in each case from time to time);

Accounts	the balance sheet, as at the Accounts Date, and the profit and loss account for the financial period ended on the Accounts Date of the Company and the directors’ report and notes (“financial year” being determined in accordance with s223 CA1985);

“Balance Sheet”	the estimated unaudited balance sheet of the Company dated l6 July 2003;

“B” Director	a director appointed by the Managers pursuant to clause 4.1.2;

Board	the board of directors of the Company;

Business	the development, licensing and maintenance of software and services to businesses;

Business Day	a day (other than a Saturday or Sunday or public holiday) on which the clearing banks in the City of London and the United States of America are open for business;

Business Plan and Budget	the business plan and projections dated June 2003 and initialled for the purpose of identification by or on behalf of the parties;

CA1985	the Companies Act 1985;

Completion	the completion of this Agreement in accordance with clause 2.4;

Completion Date	means the date of completion of the Share Sale Agreement in all respects;

Control

(a)    having an interest (within the meaning of part 1 of schedule 13 to and s324 of CA1985) in shares conferring in the aggregate more than 50% of the total voting rights conferred by all the shares in the equity share capital of the relevant company for the time being in issue and conferring the right to vote at all general meetings on all or substantially all matters; or

(b) having the right to appoint or remove directors of the relevant company holding a majority of the voting rights at meetings of the board on all or substantially all matters;

Deed of Adherence	means a deed of adherence set out in Schedule 3;

Debenture	the Agreed Form debenture of even date granted by the Company in favour of the Investor and initialled for the purpose of identification by or on behalf of the parties;

Disclosure Bundle	the agreed disclosure bundle from the Managers to the Investor;

Disclosure Letter	the letter dated with the same date as this agreement from the Managers to the Investor relating to the Warranties;

Documents	this Agreement, the Share Sale Agreement, Facilty Agreement, Debenture, Articles, Service Agreements and the documents referred to in such agreements to be entered into on or about Completion;

Encumbrance	a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“equity share capital”	as defined in S744 CA 1985;

Exit	means either i) a Listing ii) a sale of all or substantially all of the assets of the Company (other than as part of an inter group reorganisation) or iii) the sale of 50% or more of the equity share capital of the Company to a third party (other than as part of an inter group reorganisation) or to persons connected to such person (as defined by the City Code on Takeovers and Mergers);

Facility Agreement	the 6% secured convertible loan agreement dated with the same date as this agreement in the Agreed Form between the Company and the Investor under which the Investor has agreed to provide a secured convertible loan to the Company;

GAAP	Generally Accepted Accounting Principles;

ICTA	the Income and Corporation Taxes Act 1988;

Indebtedness	Any obligation of any person from time to time (present or future, actual or contingent, as principal or surety or otherwise) for the payment or repayment of money including, but not limited to:

(a) under acceptances, bills, boards, debentures, notes or similar instruments; or

(b) under guarantees or other assurances against financial loss; and

(c) in respect of the purchase, hire or lease of any asset or services;

Intellectual Property	all copyright (including relating to source code)

Rights	and object code of software programs) and rights in the nature of copyright, design rights, patents, trade marks, domain names, applications for any of the foregoing, moral rights, know-how, confidential information, trade secrets or any other intellectual or industrial property rights of the same or similar effect or nature whether or not registered or capable of registration in each case in any relevant jurisdiction used in connection with the Business;

Investor’s Advisors	Credo Corporate Finance Limited of 3rd Floor, 33 Margaret Street, London, W1G 0JD;

Investor Group	the Investor, and any holding company of the Investor and any subsidiaries of the Investor and any such holding company as such terms are defined in Section 736 of the Companies Act 1985 (as amended), in each case, from time to time

Key Man Insurance	the key man insurance in the Agreed Form;

Listing	the admission of any of the Company’s equity share capital to the Official List or to the Alternative Investment Market of London Stock Exchange plc and admission becoming effective or the granting of an application by the Company for permission to deal in any of the Company’s shares on any other public securities market and the permission becoming effective;

Loan	the secured convertible loan the Investor has agreed to provide to the Company pursuant to the Facility Agreement;

Official List	the Official List of the UK Listing Authority;

Ordinary Shares	ordinary shares of 1p each in the capital of the Company;

Parent Undertaking	as defined in s258 CA1985;

Party	a party to this agreement;

Product Route Map	the product route map in the Agreed Form

Programs	the software programs that the Company owns and uses;

Questionnaire	the due diligence questionnaire asking questions of the Managers in the Agreed Form;

Relevant Date	the date on which a Manager and his Associates cease to be beneficially interested in any shares in the Company;

Relevant Period	the period starting on the date of this Agreement and ending two years after the Relevant Date;

Sale Shares	means the Shares in the issued share capital of the Company being sold to the Investor;

Sellers	means collectively Orla Macallister and Una Gilmore as administrators of the Estate of Paul Gilmore (deceased), Alan Bates, Rick Peel, EFG

Reads Trustees Limited, John Merchant, Corbett Keeling and Gary Rimmer;

“Service Documents”	a writ, summons, order, judgement or other process in connection with any court or judicial proceedings;

Shares	shares of any class of the Company in issue from time to time;

Share Sale Agreement	the agreement in the Agreed Form to be entered into between the Sellers and the Investor under which the Sellers agree to sell and the Investor agrees to purchase the Sale Shares;

Special Resolutions	the special resolutions of the Company in the Agreed Form;

Subsidiary	as defined in s258 CA1985;

Undertaking

Tax	means all present and future taxes, levies, duties, charges, assessments, deductions or withholdings whatsoever, including any interest thereon, and any penalties and fines with respect thereto, wherever imposed, levied, collected or withheld pursuant to any regulation having the force of law and “Taxation” shall be construed accordingly;

UK Listing Authority	the Financial Services Authority; and

Warranties	the representations, warranties, undertakings and obligations of the Managers contained in clause 8 and schedule 5 (each a Warranty).

1.2	A reference to a statutory provision includes a reference to:

1.2.1	a statutory amendment, consolidation or re-enactment (whether made before or after the date of this agreement) except to the extent that the amendment, consolidation or re-enactment coming into force after the date of this agreement would increase or extend the liability of one party to this agreement to another party;

1.2.2	statutory instruments or subordinate legislation or orders made under the statutory provision before the date of this agreement; and

1.2.3	statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment; but does not include a substituted provision.

1.3	Reference to:

1.3.1	a document in “the Agreed Form” or “Agreed” means a reference to a document in the form agreed between the parties and duly initialled on behalf of each of them;

1.3.2	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporate);

1.3.3	an individual includes, where appropriate, his personal representatives;

1.3.4	the singular includes the plural and vice versa; and

1.3.5	one gender includes all genders.

1.4	Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement and a reference to this agreement includes its schedules.

1.5	Clause headings in this agreement are for ease of reference only and do not affect its construction.

1.6	If at any time the Company has a Subsidiary Undertaking, then the provisions of this Agreement, in so far as they refer to the Company, shall also be deemed to apply to each and every Subsidiary Undertaking.

2.	Conditions

2.1	This agreement (other than clauses 1 (Definitions), 10 (Announcements), 11 (Waiver), 12 (Contracts (Rights of Third Parties) Act 1999), 14 (Communications), 15 (Invalidity), 16 (No partnership), 19 (Confidentiality), 20 (Variation) and 24 (Proper law)) shall cease to have effect and no party shall have a claim under it except in respect of a prior breach unless, on or before 1 August 2003 (or such later date as the Investor and the Managers may agree) the Share Sale Agreement has been completed in all respects.

2.2	Each of the Parties undertake to use his or its reasonable endeavors to ensure the satisfaction of the condition in clause 2.1.

2.3	Each of the Managers waives all and any preemption rights or other rights (whether arising pursuant to the Articles or otherwise) to which be is or may be entitled in relation to any share capital of the Company or in any other capacity whatsoever in connection with the sale of Shares to the Investor pursuant to the Share Sale Agreement.

2.4	At Completion:

2.4.1	the Company, the Managers and the Investor (as the case may be for the respective Documents) shall execute and deliver this Agreement, the Share Sale Agreement, the Facility Agreement, and the Service Agreements;

2.4.2	the parties shall fulfil the requirements of clauses 2.1 to 2.2 ;

2.4.3	subject to the due fulfilment of the conditions and terms of the Facility Agreement the Investor shall deliver the advance under the Facility Agreement in the sum of £2,500,000 in accordance therewith.

3.	Compliance with this Agreement and the Articles

3.1	Each party undertakes to the other that it shall take all practical steps, including without limitations, the exercise of votes it and the procuring of the exercise of votes its Associates directly or indirectly control at the meetings of the Board and general meetings of the Company to ensure that the terms of this Agreement are complied with and to procure that the Board and the Company complies with its obligations.

3.2	Each party undertakes to the other to comply fully and promptly with the provisions of the Articles so that each and every provision of the Articles shall be enforceable by the Parties as between themselves in whatever capacity.

3.3	If there is a conflict between the provisions of the Agreement and the Articles, the provisions of the Agreement shall prevail.

3.4	The Parties shall procure that the actions necessary to effect the following events (including the passing of appropriate resolutions of the holders of Shares) are taken as soon as reasonably practicable after Completion:

3.4.1	Any Sale Shares which are “A” Shares shall be re-designated as Ordinary Shares;

3.4.2	All holders of Shares resolve to waive any pre-emption rights in relation to the allotment of shares pursuant to the right of conversion under the Facility Agreement and that the directors of the Company are given due authority to allot the said Shares.

3.5	The Company and the Managers shall use their reasonable endeavours to procure that as soon as reasonably practicable after Completion;

3.5.1	the employees of the Company (other than the Managers) shall agree to their employment agreements being amended so as to include restrictive covenants of a scope similar to those imposed on the Managers in clauses 9.1 to 9.3; and

3.5.2	the Confidential Information is properly and adequately documented to enable the Company to retain its full benefit.

4.	Board

4.1	Each of the Parties shall be entitled to appoint Directors to the Board as follows:

4.1.1	The Investor has the exclusive right to appoint and maintain in office a maximum of two directors of the Company. The Company will pay all expenses reasonably and properly incurred by the ‘A’ Directors (or an alternate) in connection with his office as directors but the “A” Directors shall not be entitled to any directors’ fees.

4.1.2	The Managers shall be exclusively entitled to appoint and maintain in office a maximum of four directors of the Company.

4.2	An ‘A’ Director or a ‘B’ Director shall not be removed except in the case of an ‘A’ Director, by the Investor and, in the case of a ‘B’ Director, by the Managers.

4.3	The Investor has the right to remove an ‘A’ Director appointed by it and appoint another ‘A’ Director in his place. Each appointment or removal will be effected by giving notice in writing to the Company signed by or on behalf of the Investor and shall take effect on receipt or, if later, from the date and time stated in the notice.

4.4	The Managers have the right to remove a ‘B’ Director appointed by them and appoint another ‘B’ Director in his place. Each appointment or removal will be effected by giving notice in writing to the Company signed by or on behalf of the Managers and shall take effect on receipt or, if later, from the date and time stated in the notice.

4.5	An ‘A’ Director or ‘B’ Director may, by giving notice in writing to the Board, appoint another person to be his alternate and may, in the same way, remove an alternate appointed by him. An alternate is entitled to receive notice of all meetings of the Board and attend and vote as such at any meeting at which his appointor is not personally present and generally, in the absence of his appointor, to do all the things which his appointor is authorised or empowered to do.

4.6	Despite the duties owed by the ‘A’ Directors to the Company, the ‘A’ Directors (and their alternates) may disclose information and provide relevant documents and materials about the Company to, and discuss their affairs, accounts and finances with, appropriate officers and senior employees of the Investor (and to any person to whom the Investor is permitted to disclose information) and its Associates.

4.7	The Company shall take out and maintain in force a policy of insurance in respect of matters permitted by s310 CA1985 for the ‘A’ Directors for the duration of their appointment.

4.8	The Investor may appoint up to two representatives to attend, as observers, and speak (but not vote) at meetings of the Board (including committee meetings). The representatives will be entitled to receive all written materials and other information given to the members of the Board in connection with the meetings at the same time as those materials or information are circulated to the members of the Board. The representatives shall be subject to the same duties of confidentiality as the directors, except that they shall be able to disclose information in accordance with clause 4.6. The Company will, unless an ‘A’ Director has been appointed, pay the reasonable and properly incurred out-of-pockets expenses of the representatives in connection with attending meetings.

4.9	Unless otherwise agreed by the ‘A’ Directors:

4.9.1	meetings of the Board shall be held at least once every month;

4.9.2	meetings of the Board shall be held at the principal place of business of the Company;

4.9.3	no meeting of the Board may be convened on notice of less than five Business Days;

4.9.4	documents relating to issues to be considered by the Board at meetings shall be distributed in advance of the meeting to the ‘A’ Directors and their alternates so as to ensure that they are received at least three Business Days prior to the date fixed for the meeting;

4.9.5	the ‘A’ Directors shall receive a copy of the minutes of each meeting within ten Business Days of the meeting; and

4.9.6	the quorum of a board meeting shall be at least one “A” Director and one “B” Director (being one of the Managers) unless the meeting is inquorate when the quorum at the reconvened meeting (which shall be convened on not less than five Business Days notice) shall be the directors present.

4.10	The provisions of this clause 4 shall apply to each committee of the Board and to the board of directors of each Subsidiary Undertaking (if any) of the Company and to committees of those Boards in the same way as to the Board and references within this clause to the Board shall in that context be read as references to the relevant committee or to the board of directors of the relevant Subsidiary Undertaking (if any), as the case may be.

5.	Financial information and other undertakings

5.1	The Company shall prepare and supply the Investor (and the Managers shall procure that the Investor is supplied) with the following information:

5.1.1	not later than 30 days after the end of each financial year copies of the statutory accounts of the Company in accordance with UK GAAP and adjusted to be in accordance with US GAAP;

5.1.2 not	later than 10 days after the end of each calendar month copies of the unaudited management accounts of the Company and its Subsidiary Undertakings (if any) as at the end of each month in accordance with US GAAP and consistently applied including a balance sheet and profit and loss account and cash flow forecast for the next month and a comparison of actual performance with budget;

5.1.3	not later than 30 June and 31 December in each year, semi-annual budgets and cash flow forecasts showing the position of the Company and its Subsidiary Undertakings (if any) for the next 12 months;

5.1.4	minutes of each board meeting of the Company within ten business days of the relevant meeting; and

5.1.5	all additional information that the Investor at any time reasonably requests.

5.2	The Company and the Managers shall procure that the statutory accounts of the Company and its Subsidiary Undertakings (if any) are tabled for approval at a Board meeting of the Company not later than three months after the Company’s accounting reference date in each year.

5.3	If the Company is in breach of any of its obligations under clauses 5.1 and 5.2, the Investor may (without prejudice to any other remedies it may have in respect of the breach) appoint an independent accountant or accountants of its choosing to investigate the affairs of the Company with a view to obtaining the information required by the Investor. If an accountant or accountants are appointed:

5.3.1	the Company and the Managers shall afford or shall procure that the Company and any necessary third party affords to the accountant or accountants all assistance and co-operation (including, without limitation, full and unrestricted access to the accounting books and records of the Company) as he or they may from time to time reasonably request; and

5.3.2	the reasonable and properly incurred costs of an appointment under this clause shall be borne by the Company and shall be paid by it in full within 28 Business Days of presentation of the relevant invoice.

6.	Transfer of shares

6.1	Each of the Managers agrees that prior to an Exit he shall not sell, transfer, assign, pledge, charge or otherwise dispose of a Share or an interest in a Share other than as permitted by and in accordance with the Articles.

6.2	Except in the event of an Exit the parties agree that before an allotment or transfer of any Shares is effected, the allottee or transferee shall be required by the Company to execute a deed of adherence in the form set out in Schedule 3. This requirement shall not apply to an allotment or transfer to a party to this agreement (in the capacity in which such party is already a party) or to persons exercising options under the Employee Benefit Trust of the Company.

6.3	All deeds of adherence executed pursuant to clause 6.2 shall also be executed by the Company for itself and as attorney for all those persons who are parties to this Agreement at that time. Each of the parties, either by executing this agreement or by executing the relevant deed of adherence, appoints the Company as his attorney.

6.4	This agreement binds each party’s successors and permitted assigns.

7.	Matters requiring consent

The Company undertakes to the Investor that (and each of the Managers undertakes to the Investor that it or he will procure that) none of the matters set out in Schedule 4 will occur in relation to the Company without the prior written consent of the Investor.

8.	Warranties

8.1	The Managers jointly and severally warrant to the Investor that as at the Completion Date except as fully and fairly set out in the Disclosure Letter or the Disclosure Bundle, the statements in Schedule 5 are true and accurate.

8.2	As far as the Managers are aware after reasonable enquiry the contents of the Disclosure Letter and the Disclosure Bundle are accurate and fully and clearly disclose everything to which they relate.

8.3	Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, no clause governs or limits the extent or application of the other clauses.

8.4	Each of the Managers warrants, in relation to any Warranty which refers to the knowledge, information, belief or awareness of the Managers, that he has made reasonable enquiries into the subject matter of the Warranty.

8.5	Each of the Managers undertakes to the Investor that he will immediately disclose to one of the ‘A’ Directors in writing any material matter or thing which may arise or become known to him after Completion which:

8.5.1	is inconsistent with any of the Warranties or the warranties contained in the Share Sale Agreement, the Facility Agreement or the Debenture;

8.5.2	constitutes a breach of any Document; or

8.5.3	has or might reasonably be thought to have a material and adverse effect on the business of the Company.

8.6	The Investor acknowledges and agrees that it shall have no remedy in respect of any misrepresentation or untrue statement (other than fraudulent misrepresentation) made by or on behalf of any of the Managers unless and to the extent that a claim lies for damages for breach of Warranty.

8.7	With effect from Completion, the Investor hereby irrevocably and unconditionally waives any rights which it might otherwise have had to seek to rescind or terminate this agreement for, or arising out of, a claim for breach or non-fulfilment of any of the Warranties.

8.8	If the Investor has a claim under the Warranties the Managers shall pay the Investor (at the Investor’s option) an amount equal to either:

8.8.1	the reduction caused in the value of the Sale Shares and the Loan; or

8.8.2	if

(i)	the value of an asset of the Company is or becomes less than the value would have been had the breach not occurred; or

(ii)	the Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

38.165% of the reduction in the value of the asset or, as the case may be, of the amount of the liability or increased liability, and in each case all reasonable costs (including legal fees) in connection with the Warranty Claim together with any interest accruing in connection with such Warranty Claim.

8.9	The Warranties in clause 8 are without prejudice to other rights of the Investor in relation to the breach or circumstance.

8.10	Each of the Managers acknowledges that in calculating the loss or damage suffered by the Investor in respect of a breach of the Warranties, account shall be taken of the total amounts paid by the Investor for the Sale Shares purchased under the Share Sale Agreement and the Loan made under the Facility Agreement.

8.11	The provisions of Schedule 8 shall apply to restrict and/or to exclude the liability of the Managers under the Warranties.

8.12	The Investor warrants to each of the Managers and to the Company that as at the Completion Date the statements in Schedule 9 are true and accurate.

8.13	The Managers jointly and severally hereby agree that they shall pay the Company upon demand an amount equal to the amount that the liabilities of the Company (including contingent liabilities and the payment to CSTIM CFAS Limited in connection with the investment by the Investor in the Company (the “Investment”) but excluding any sums that may become liable to be repaid to the Inland Revenue in respect of tax credits granted to the Company in connection with its business) less the current assets of the Company as at the Completion Date exceeds £2.175m.

9.	Restrictive agreement

9.1

In order to protect both the investment in the Company by the Investor and also the legitimate business interests of the Company and each of its Subsidiary Undertakings (if any), each of the Managers undertakes as separate and independent agreements that neither he nor any of his Associates shall, either alone or jointly with, through (which includes having direct or indirect control by ownership of any Share) or on behalf of any person, directly or indirectly without the prior written consent of the Investor:

9.1.1	during the Relevant Period disclose to another person, or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information concerning the businesses, accounts or finances of the Company or their clients’ or customers’ transactions or affairs, of which he has knowledge;

9.1.2	during the Relevant Period carry on or be engaged or concerned or interested in any business which is in competition with the business of the Company as carried on at any time during the 12 month period ending on the date the Manager and his Associates cease to be beneficially interested in any Shares;

9.1.3	seek in competition with the Company during the Relevant Period to:

(i)	procure orders from;

(ii)	do business with; or

(iii)	procure directly or indirectly any other person to procure orders from or do business with, any person who is or has been a customer of the Company at the time the Manager ceases to be an employee of the Company, or at any time during the previous 12 month period;

9.1.4	during the Relevant Period (in connection with any business competing with the Business carried on at the time the Manager ceases to be beneficially interested in any Shares) engage or employ, or solicit or contact with a view to the engagement or employment (whether as an employee, consultant or agent) by any person, any senior employee, officer, manager or sales person of or any person who has been an employee, officer, manager or sales person of the Company at any time during the employment of the Manager in the Business or at any time during the previous 12 month period;

9.1.5	do or say anything which is harmful to the reputation of the Company or which may lead any person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all;

9.1.6	during the Relevant Period, directly or indirectly carry on a business activity under a name which is the same as, or similar to, the name of the Company or a name used for business purposes by the Company; or

9.1.7	during the Relevant Period, make adverse comments in relation to the Investor, the Company or their respective businesses or employees.

9.2	The Managers agree that the covenants and undertakings contained in clause 9.1 are reasonable and are entered into for the purpose of protecting the goodwill, confidential information and trade connections of the business of each member of the Company and the investment in the Company by the Investor.

9.3	Each undertaking by each Manager shall be construed as a separate undertaking. If one or more is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Managers.

9.4	Each of the Managers shall (for so long as he is employed by the Company) devote his full time and attention to the business of the Company unless the ‘A’ Directors written consent has been obtained for him to devote his time and attention to other matters.

9.5	Each of the Managers (for so long as they are directors, consultants and/or employees and/or shareholders of the Company) agree with the Investor that they will procure that any expansion, development and evolution of the business of the Company will only be effected through the Company or a wholly-owned Subsidiary Undertaking of the Company.

9.6	Each of the Managers confirms to the Investor that, save as provided for in this agreement or the Articles, he has not entered into, and undertakes that he will not enter into, any arrangement or understanding (whether or not in writing), either with any of the other Managers or with any other person so as to constrain his own or that other person’s general freedom to act independently in his capacity as a director, shareholder or employee of the Company.

9.7	The Investor agrees that that:

9.7.1	neither it nor its Associates shall infringe any of the Intellectual Property Rights of the Company, and the Investor or any of its Associates shall not during the period of this Agreement develop a product to be sold specifically to financial services businesses which is in direct competition with the 4TRESS product owned by the Company. For the avoidance of doubt nothing in this clause 9.7.1 shall prohibit the Investor or its Associates acquiring or investing in a third party company that has developed or is in the process of developing a product in competition with the 4TRESS product.

9.7.2	the Investor or any of its Associates shall not during the period of this Agreement solicit with a view to the engagement or employment (whether as an employee, consultant or agent) by any person, any senior employee, officer, manager or sales person of or any person who has been an employee, officer, manager or sales person of the Company at any time during the previous 12 month period.

9.8	The Company agrees to integrate and market its Programs, products and services on an arm’s length commercial basis with the Investor and its Associates’ product suite. The Company further acknowledges and agrees that during the period of this Agreement its Programs, products and services shall not, outside of the coverage of a contracted client implementation, be integrated with any third party software or products except insofar as set out in the Product Route Map or where the integration is a stated pre-condition of a product sale without the Investor’s prior written approval. The Parties shall, in good faith, negotiate on an arm’s length commercial basis and use reasonable endeavours to finalize a channel marketing agreement within not more than three (3) months of Completion that provides for, inter alia:

9.8.1	the Company to actively market and have the right to sell and distribute the Investor’s Group products with the Company’s integrated solution offering and on a stand-alone basis through the Company’s standard sales channels on terms and conditions no less favourable than as provided to a third party;

9.8.2	the Investor’s Group to have the right to co-market, resell and distribute Company products and services on stand-alone basis through the Investor’s Group standard sales channels on terms and conditions no less favorable than as provided to any third party; and

9.8.3	the Investor Group to have the right to integrate and distribute, on an OEM basis, Company products and services on terms and conditions no less favorable than as provided to any third party.

10.	Announcements

Except otherwise provided for in this agreement as to the passing of information or as required by law, the US Securities and Exchange Commission, Nasdaq the UK Listing Authority, London Stock Exchange plc, the Financial Services Authority or the Panel on Takeovers and Mergers or any other listing authority or regulator, no announcement or comment shall be made in relation to this Agreement or another of the parties in relation to this Agreement, except for the announcement in the Agreed Form or otherwise as specifically agreed by the Investor.

11.	Waiver

11.1	The rights of the Parties in respect of a breach of this Agreement shall not be affected by Completion, by investigations made by or on their behalf into the affairs of the Company, by their rescinding, or failing to rescind this Agreement, or failing to exercise or delaying in exercising, a right or remedy, or by anything else, except a specific, authorised written waiver or release. A single or partial exercise of a right or remedy provided by this Agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

11.2	A release, waiver, compromise or other arrangement which a Party agrees to or effect in relation to one of the other Parties in connection with this Agreement shall not affect the rights that Party has against the other Parties.

11.3	A waiver by a Party of a breach of a term of this agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this Agreement.

11.4	The rights and remedies provided in this Agreement are cumulative and not exclusive of any o r rights or remedies.

12.	Contracts (Rights of Third Parties) Act 1999

12.1	Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

12.2	The parties may rescind or vary this Agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

13.	Costs

Each Party shall be responsible for its own costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated by this Agreement.

14.	Communications

14.1	Communications between the parties with respect to this Agreement shall be in writing and shall:

14.1.1	be delivered by hand, or sent by first class prepaid post (or airmail, if sent outside Great Britain) to, the address of the addressee set out in this Agreement; or

14.1.2	be sent by facsimile to the facsimile number stated below, or as notified for the purpose of this clause.

14.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

14.2.1	(if sent by post within Great Britain) two Business Days after posting;

14.2.2	(if sent by post outside Great Britain) seven Business Days after posting;

14.2.3	(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day;

14.2.4	(if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

14.3	For the purposes of this clause, business hours means between the hours of 9.00 and 17.00 inclusive, GMT in respect of the Managers and the Company and Pacific Standard time in respect of the Investor.

14.4	In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

14.5	Until the Investor has received notice in writing of the grant of probate of the will or letters of administration of the estate of any of the Managers a communication given in accordance with clause 14.1 shall be as effective as if that person were still living.

14.6	A communication to the Managers which is delivered or sent in accordance with clause 14.1 to the Manager who is first named in Schedule 2, or to a professional advisor notified by the Managers to the Investor, shall be deemed to have been sent to each Manager.

14.7	Communications addressed to the Investor shall be marked for the attention of Blair Geddes.

14.8	The facsimile numbers referred to in clause 14.1 are:

for the Managers: +44 (0)20 7744 6249

for the Investor: +1 (0)510 574 0128

for the Company: +44 (0)20 7744 6249

14.9	The Investor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any proceedings in England and Wales by service on the Investor’s Adviser as its agent, if no replacement agent has been appointed and notified to the other Parties pursuant to clause 14. 10, or on the replacement agent if one has been appointed and notified to the other Parties.

14.10

If the agent referred to in clause 14.9 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Investor shall appoint a replacement agent to accept service having an address for service in England and Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, the other Parties shall be entitled by notice to the Investor to appoint such a replacement agent to act on the Investor’s behalf.

14.11	A copy of any Service Document served on an agent pursuant to this clause 14 shall be sent by post to the Investor at its address for the time being for the service of notices and other communications under the other provisions of this clause 14 but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of clause 14.5.

15.	Invalidity

If a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

16.	No partnership

Nothing in this Agreement gives rise to a partnership between the parties.

17.	Counterparts

This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall be an original, but all the counterparts together constitute the same document.

18.	Duration

18.1	Subject to clause 18.2, the provisions of this Agreement shall (other than clauses 9 to 20, 23 and 24) cease to be of effect in relation to a Party immediately upon that Party and its Associates ceasing to hold Shares and that Party shall have no further obligations from that time save to the extent of obligations or liabilities which have accrued or arisen prior to cessation.

18.2	The rights of the Investor contained in clauses 4, 5 and 7 shall cease to be of effect immediately upon the Investor and its Associates ceasing to hold Shares comprising more than 5 per cent. of the equity share capital of the Company.

18.3	Each of the Managers and the Company agrees that he or it will notify the Investor (immediately on receipt) of the details of a written offer or informal approach from a third party for the whole or any part of the issued share capital of the Company (or for the whole or a substantial part of the undertaking or assets of the Company). No party shall conduct any negotiations with regard to the sale of the whole or any part of the issued share capital of the Company (or for the whole or a substantial part of the assets of the Company) without the prior written consent of the Investor.

18.4	On an Exit the Investor will not be obliged to give any warranty, undertaking or indemnity to any person other than a warranty as to title to any Shares then held by it.

18.5	On successful completion of an Exit in accordance with the provisions of this Agreement and the Articles, the provisions of this Agreement shall cease to be of effect for all Parties save to the extent of obligations or liabilities which have accrued or arisen prior to cessation.

19.	Confidentiality

19.1	Subject to the rights of the Investor under clause 5, the parties shall use their best endeavours to keep confidential (and to procure that their employees and agents keep confidential) all information acquired in consequence of or in contemplation of this Agreement. The parties will not use or disclose this information except with the consent of the other parties.

19.2	The obligations in clause 19.1 will continue without limit in time and shall remain binding on the Managers and the Investor even after they have disposed of all or any of their Shares in the Company. However, they will cease to apply to information which comes into the public domain other than by reason of a breach of this clause 19.

19.3	Nothing in clause 19.1 will prevent a party from disclosing information to the extent required:

19.3.1	in or in connection with legal proceedings arising out of this agreement;

19.3.2	by the order of a court of competent jurisdiction; or

19.3.3	by an order from the US Securities and Exchange Commission, Nasdaq, the Panel on Takeovers and Mergers, London Stock Exchange plc, the Financial Services Authority or the UK listing or regulatory authority.

20.	Variation

A purported variation of this Agreement is not effective unless in writing signed by or on behalf of each of the parties.

21.	Key Man Insurance

21.1	The Managers undertake to the Investor that following Completion they will use their best endeavours to procure that in relation to the Key Man Insurance policies:

21.1.1	the Company pays all premiums falling due;

21.1.2	the Company otherwise performs all their terms; and

21.1.3	neither they nor the Company knowingly does or omits to do any act or thing as a result of which the policies are rendered void or voidable or otherwise unenforceable by the Company.

21.2	On the expiry of the Key Man Insurance policies, the Company shall effect policies on the same terms or on any other terms as the ‘A’ Directors agree.

22.	Miscellaneous

22.1	All the parties shall procure (so far as it lies in their respective powers so to do and whether as shareholders or directors or otherwise) that each of the parties shall:

22.1.1	take all steps necessary to comply with the Articles, the Facility Agreement and Debenture, the Service Agreements and the Share Sale Agreement;

22.1.2

take all steps necessary to enforce the rights of the Company under the Service Agreements or this Agreement including bringing a claim for breach of any term of the Service Agreements or this Agreement and the Managers agree that the enforcement of those rights on the Company’s behalf shall be passed to a committee of the Board of the Company consisting only of the directors of the Company other than the Managers who shall in each case have full authority in the Company’s name to have full conduct of any resulting claims, disputes or litigation including the settlement or compromise of all claims, disputes or litigation;

22.1.3	not release, modify or abrogate the obligations of any of the other parties to the Service Agreements and this Agreement, the Facility Agreement or Debenture or make or agree to any alteration to any of their terms.

22.2	Each of the Parties agree with the others that

each of them shall at all times act in good faith towards the others and shall use all reasonable endeavours to ensure the observance of the terms of this agreement,

22.3	No party may assign or transfer any of its rights under this Agreement in whole or in part without the consent of the others save that the Investor may assign to another member of the Investor’s Group without restriction (save for the execution of a Deed of Adherence by such member) and provided always that in the event of such member ceasing to be a member of the Investor’s Group this Agreement will be re-assigned to another member of the Investor’s Group prior to such event

23.	Entire Agreement

23.1	This agreement and the Documents set out the entire agreement and understanding between the Parties in relation to the subject matter of this agreement and each of the Parties hereby confirms that it has not entered into this agreement in reliance upon any representation, warranty or undertaking, written or oral, to whomsoever made which is not set out or referred to in the Documents. The Investor acknowledges that it shall have no remedy with respect to any representation, warranty or undertaking, written or oral, to whomsoever made, and whether made before this agreement is entered into or completed, other than (insofar as such representation, warranty or undertaking is set out in this agreement), a remedy for breach of contract.

23.2

Without prejudice to the generality of clause 23.1, each of the Parties confirms that this agreement and the Documents supersede all previous proposals, agreements and other communications whether written, oral or otherwise, in relation to the subject matter of the Documents, save that no party thereto shall be released from any liabilities which at the date of this agreement has already accrued to any other party thereto, nor shall this agreement affect in any way the survival of any other right, duty or obligation of any party thereto which is expressly stated in Its terms to survive its termination.

23.3	Notwithstanding any of the foregoing, this clause 23 shall not exclude liability or restrict any remedy for fraudulent misrepresentation.

24.	Proper law

24.1	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

24.2	Each of the Parties irrevocably agrees for the benefit of each of the other Parties that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding (together in this clause 24 referred to as “Proceedings”) arising out of or in connection with this agreement may be brought in such courts. Nothing contained in this clause 24 shall limit the right of any Party to take Proceedings against any of the other Parties in any other jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions by one Party preclude the other Party from taking Proceedings in any other jurisdictions, whether concurrently or not.

Delivered as a deed on the date of this document

SCHEDULE 1

Details of the Company

Company number:	03970100

Date of incorporation:	11.04.2000

Share Capital:	Authorised	Issued	Registered Owner
190,550 ordinary shares of 1p each	£1,905.50 (190,550 Ordinary Shares)	£905.50 (90,550 Ordinary Shares)	Steve Keohane - 15,940 Paul Ryder - 15,940 Paul Gilmore - 15,165 Julian Lovelock - 15,165 Bill Tompkins - 8,340 Alan Bates - 5,000 Rick Peel - 10,000 John Merchant - 5,000

9,450 ‘A’ Ordinary shares of 1p each	£94.50 (9,450 ‘A’ Ordinary Shares)	£94 (9,450 ‘A’; Ordinary Shares)	Corbett Keeling - 1,800 Gary Rimmer - 1,200 Employee Benefit Trust - 6,450

Registered Office:	Eagle House, 110
Jermyn Street,
London, SW1Y
6RH

Directors:	Steve Keohane, Paul
Ryder and Julian
Lovelock

Secretary:	Paul Ryder

Auditors:	n/a

Accounting reference date:	31st March

Charges, mortgages and	Debenture dated 25th
other security interests	July 2001 with
over assets of the	Lloyds TSB - fixed
Company:	and floating charge
over all assets

Subsidiary undertakings:	None

SCHEDULE 2

Managers

(1)	(2)
Name	Address
Steve Keohane	Gramarye House
Bush Road
Spaxton
Bridgewater
TA5 1BX

Paul Ryder	6 The Close
West ByFleet
Surrey
KT14 6HR

Julian Lovelock	30 Clonmore Street
Southfields
London
SW18 5EX

SCHEDULE 3

Deed of adherence

DATED

PARTIES

1	Covenantor	[ ] of [ ]
2	Transferor	[ ] of [ ]
3	Company	[ ] LIMITED (company no ) whose registered
office is at [ ] for itself and as
attorney for the other parties to the Investment Agreement.

RECITAL

This deed is supplemental to the Investment Agreement made on [                        ] between the Company, [                        ] and [                            ] (“the Investment Agreement”).

OPERATIVE PROVISIONS

1.	The Covenantor confirms that it has been supplied with a copy of the Investment Agreement and covenants with each of the other parties to this deed to observe, perform and be bound by all the terms of the Investment Agreement (other than the Excluded Clauses) as if it were a party to it and named in it as [an Investor/a Manager.]

2.	Each of the other parties to this deed covenants with the Covenantor that the Covenantor shall be entitled to the benefit of the terms of the Investment Agreement (other than the Excluded Clauses) as if it were a party to it and named in it as [an Investor/a Manager.]

3.	For the purpose of this deed, the Excluded Clauses are clauses 2 (Conditions), 8 (Warranties), 17 (Counterparts) of the Investment Agreement.

4.	The Covenantor’s address for communications under the Investment Agreement shall be as set out in this deed or another address in Great Britain which the Covenantor notifies for the purpose of clause 15 of the Investment Agreement.

5.

The Transferor agrees that it will continue to be bound by clauses 9 (Restrictive agreement), 10 (Announcements) 14 (Communications) and 19 (Confidentiality) of the Investment Agreement. Subject to this and without prejudice to the rights of the other parties in relation to any prior breach of the

Investment Agreement, the parties agree that the Transferor has no further obligations or liabilities under the Investment Agreement.

6.	This deed shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

Executed as a deed by the Covenantor, the Transferor and the Company for itself and as attorney for the other parties to the Investment Agreement and delivered on the date of this document.

SCHEDULE 4

Matters requiring consent

1.	Company matters

1.1	The creation or the granting of any options or other rights to subscribe for Shares or to convert into Shares.

1.2	The sale, lease, creation of an interest in or other disposition of the whole, or a material part, of the Company’s undertaking or assets (including Intellectual Property Rights) other than the granting of licences or other interests in Intellectual Property Rights to customers in the ordinary course of trading.

1.3	The reduction of the amount (if any) standing to the credit of the share premium account or capital redemption reserve fund or any other reserve.

1.4	The appointment of a committee of the Board or a local board or the delegation of the powers of the Board to a committee.

1.5	The incorporation or acquisition of a new Subsidiary Undertaking or the disposal of shares in a Subsidiary Undertaking (if any).

1.6	The acquisition of shares or securities, or of an interest, night, power or option in respect of shares or securities, of a person.

1.7	The merging of the Company or a part of its business with another person.

1.8	The variation in any respect of its Memorandum or Articles of Association or the rights attaching to any of the Shares.

1.9	The passing of any resolution for the winding up of the Company or an analogous event.

2.	Commercial

2.1	A material change in the nature of the Business of the Company or the establishment or purchase of a new branch, agency or business.

2.2	The:

2.2.1	entry into;

2.2.2	termination of;

2.2.3	variation of;

2.2.4	determination of any remuneration or other benefits under;

2.2.5	waiver of a breach of; or

2.2.6	the issue of legal proceedings in respect of:

a contract or arrangement (whether legally binding or not) with a member or director of the Company or an Associate of the member or director or with any person as nominee for any of them.

2.3	The entry into of a contract or arrangement with a value or liability to the Company exceeding £5,000 which is not in the normal course of trading.

2.4	The entry into of a contract or arrangement with a value or liability to the Company exceeding £5,000 which is not on arm’s length terms.

2.5	The cancellation or termination of any material contract of the Company or the surrender of or agreement to a material change in the terms of a material contract.

2.6	The transfer, assignment or other dealing with any Intellectual Property Rights other than the granting of licences or other interests in the Intellectual Property Rights to customers in the ordinary course of trading.

2.7	The entry into or variation of a contract or arrangement with or for the benefit of any of the Managers or their Associates.

2.8	The entry into a contract or arrangement involving expenditure on capital account or the realisation of capital assets, if the amount or the aggregate amount of the expenditure or realisation by the Company would exceed the amount set out in the Business Plan and Budget or the agreed annual budget and business plan in any subsequent financial years of the Company. For the purpose of this paragraph the aggregate amount payable under an agreement for hire, hire-purchase or purchase on credit sale or conditional sale terms is deemed to be capital expenditure incurred in the year in which the agreement is entered into.

2.9	The entry into of a contract of an onerous nature or for a term exceeding 12 months or where the obligations under the contract exceed £60,000.

2.10	The taking or agreeing to take or disposing or agreeing to dispose of an interest in, or licence over, land.

2.11	The entry into of a partnership, consortium, profit sharing or joint venture agreement or other similar arrangement.

3.	Accounting and finance

3.1	The creation of a fixed or floating charge, lien (other than a retention of title provision arising in the ordinary course of trading or a lien arising by operation of law) or other encumbrance over all or part of its undertaking or assets.

3.2	The giving of an Encumbrance or guarantee or indemnity to secure the liabilities or obligations of any person.

3.3	The borrowing or incurring any other indebtedness or liability in the nature of borrowing or leasing or hire purchase or similar financial arrangements other than pursuant to the Facility Agreement or in the ordinary course of trading and in accordance with the annual budget of the Company approved by the ‘A’ Directors.

3.4	At any time before the repayment of the Loan, the declaration or payment of a dividend or other payment out of the distributable profits other than a dividend or other payment out of distributable profits by a wholly owned Subsidiary Undertaking of the Company or another of its wholly-owned Subsidiaries.

3.5	The approval of the annual business plan and budget for the ensuing financial year and all material variations to the business plan or budget in any year.

3.6	The alteration of the accounting reference date.

3.7	The making of a loan or advance or the giving of credit (other than normal trade credit) in excess of £5,000 to any person.

4.	Employment

4.1	An alteration to the terms of employment or remuneration of, or any service agreement with, a director or an increase in the total emoluments, pensions or other benefits or payments payable to or for the benefit of past, present or future directors or their respective dependants.

4.2	The granting of a consent under any of the Service Agreements by the Company to a Manager, the giving of a notice pursuant to any of the Service

Agreements or terminating or varying any of the Service Agreements in any manner.

4.3	The entry into a contract of employment where the notice required to be given by the employer to terminate the contract exceeds three months.

4.4	The employment of an employee with a remuneration which could exceed a rate of £60,000 per annum or the dismissal of such an employee or the increase of the remuneration of an employee to a rate which could exceed a rate of £60,000 per annum, whether his remuneration before the increase exceeded that rate or not.

4.5	The engaging of a person pursuant to a contract for services where the fee payable could exceed a rate of £25,000 per annum or the dismissal of such a person or the increase of the fee of a person engaged under a contract for services to a rate which could exceed a rate of £25,000 per annum, whether the fee before the increase exceeded that rate or not.

4.6	The adoption or variation of a bonus or profit sharing scheme or a share option or share incentive scheme or employee share trust or share ownership plan.

4.7	The adoption or variation of a pension scheme or similar arrangement.

5.	General

5.1	The commencing, settlement or taking of any important decisions relating to legal or arbitration proceedings (other than debt collection in the ordinary course of business) where the amount claimed exceeds £5,000.

5.2	The entering into of a scheme of arrangement within the meaning of s425 CA 1985.

5.3	The changing of accounting or taxation policies, other than as recommended in writing by the Company’s auditors.

5.4	The making of a claim, disclaimer, surrender, election or consent for tax purposes where the amount of tax involved exceeds £10,000.

SCHEDULE 5

WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

1.2.1	The Company has the right, power, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement, the Facility Agreement, the Debenture, the Share Sale Agreement and each document to be executed by it at or before Completion.

1.2.2	The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

1.3	Binding agreements

The Managers’ and the Company’s obligations under this Agreement, the Facility Agreement, the Debenture, the Share Sale Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

2.	INFORMATION

2.1	General

The facts set out in Schedule 1 are true and accurate and not misleading.

2.2	The Agreement and the Disclosure Letter

The information set out in this Agreement and the Disclosure Letter (including each annex to the Disclosure Letter and in the Disclosure Bundle) is true, accurate and not misleading.

2.3	Business Plan and Budget

The Managers have prepared the Business Plan and Budget carefully and diligently and in good faith.

3.	SHARES AND SUBSIDIARY UNDERTAKINGS

3.1	The Shares

3.1.1	As far as the Managers are aware the Sellers under the Share Sale Agreement are the sole legal and beneficial owners of the Sale Shares.

3.1.2	The Sale Shares comprise 38.165% the Company’s allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

3.1.3	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares beneficially held by the Managers or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares held by the Managers.

3.1.4	Other than this Agreement and the Share Sale Agreement and the Facility Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

3.1.5	The Company has issued no share certificates in respect of the Sale Shares.

3.1.6	There are no agreements between any of the shareholders of the Company relating to the Company.

3.2	Subsidiary Undertakings

3.2.1	The Company does not have, and has never had, a Subsidiary Undertaking.

3.2.2	The Company has no interest in, and has not agreed to acquire an interest in, a corporate body.

4.	ACCOUNTS

4.1	General

4.1.1	The Accounts have been prepared on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

4.1.2	No change in accounting policies has been made in preparing the accounts of the Company for each of the three statutory financial periods of the Company ended on the Accounts Date, except as stated in the statutory balance sheets and profit and loss accounts for those years.

4.1.3	The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and of the profits and losses of the Company for the statutory financial period ended on the Accounts Date.

4.2	Debts and liabilities

The Accounts disclose and provide adequately for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Accounts Date.

4.3	Extraordinary and exceptional items

The results shown by the statutory profit and loss accounts of the Company for each of the three statutory financial periods of the Company ended on the Accounts Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

4.4	Provision for Tax

The Accounts reserve or provide in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on the Company, or for which it is or may become accountable, for all periods starting on or before the Accounts Date (whether or not the Company has or may have a right of reimbursement against another person). The Accounts reserve in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Accounts Date.

4.5	Depreciation

4.5.1	The bases and rates of depreciation and amortisation used in the Accounts were the same as those used in the statutory accounts of the Company for the three preceding financial years.

4.5.2	The rates of depreciation and amortisation used in the statutory accounts of the Company for the three financial years of the Company ended on the Accounts Date were sufficient to ensure that each fixed asset of the Company will be written down to nil by the end of its useful life.

4.6	Balance Sheet

The Balance Sheet fairly discloses the assets, liabilities and state of affairs of the Company as at 16 July 2003.

4.7	Accounting records

The Company’s accounting records are up-to-date in all material respects, in its possession or under its control and are properly completed in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

5.	CHANGES SINCE THE ACCOUNTS DATE

5.1	General

Since the Accounts Date:

5.1.1	the Company’s business has been operated in the usual way so as to maintain it as a going concern;

5.1.2	there has been no material adverse change in the financial or trading position or prospects of the Company; and

5.1.3	no material change has occurred in the assets and liabilities shown in the Accounts and there has been no material reduction in the value of the net tangible assets of the Company on the basis of the valuations used in the Accounts.

5.2	Specific

Since the Accounts Date:

5.2.1	the Company has not, other than in the usual course of its business:

(a)	acquired or disposed of, or agreed to acquire or dispose of, an asset; or

(b)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

5.2.2	the Company has not factored, sold or agreed to sell a debt;

5.2.3	the Company has not save in relation to items which in aggregate have a value of less than £5,000:

(a)	made, or agreed to make, capital expenditure not shown in the Business Plan and Budget ;or

(b)	incurred, or agreed to incur, a commitment or commitments involving capital expenditure not shown in the Business Plan and Budget;

5.2.4	the Company’s business has not been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses and to the best of the Managers’ knowledge, information and belief, no fact or circumstance exists which might have a material and adverse effect on the Company’s business;

5.2.5	the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as provided in the Accounts;

5.2.6	the Company has not changed its accounting reference period;

5.2.7	no resolution of the shareholders of the Company has been passed; and

5.2.8	the Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

6.	TAX

6.1	General

6.1.1	The Company is and has at all times been resident only in the United Kingdom for all Tax purposes. The Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

6.1.2	The Company has paid all Tax which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

6.1.3	Without prejudice to paragraph 6.1.2, the Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

6.1.4	The Company has within applicable time limits made all returns, provided all information and maintained all records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. No return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a Tax Authority.

6.1.5	The Disclosure Letter sets out full details of all other notices given by the Inland Revenue or any other Tax Authority to or in relation to the Company the provisions of which remain in force.

6.1.6	The Company has properly operated the Pay-As-You-Earn system and has complied with each reporting obligation in connection with benefits provided (whether by the Company or by any other person) for the Company’s directors, other officers and employees.

6.1.7	The Company is not and does not expect to be involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated that it intends to investigate the Company’s Tax affairs.

6.1.8	The Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before the date of this Agreement.

6.1.9	The Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made and submitted for the purposes of the Accounts, and details of all such claims, disclaimers, elections, notices and consents are contained in the Disclosure Letter.

6.1.10	No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of the Company. All notices and other communications from a Tax Authority requiring or permitting the Company to deal with its Tax affairs in a particular manner or on a particular basis are in the possession of the Company and copies thereof have been made available to the Investor.

6.1.11	The Disclosure Letter contains full details of all events, transactions, acts or omissions by reason or in consequence of which the Company may be or become liable to deduct or withhold any amount in respect of Tax from any payment made or to be made by it to any other person (including, without limitation, pursuant to the provisions of sections 348 to 350 of the Taxes Act or section 42A of the Taxes Act and regulations made thereunder).

6.1.12

The Disclosure Letter contains full details of all applications which have been made at any time by the Company for any statutory consent or clearance including (without limitation) details in respect of any transaction falling within the provisions of section 135, 136 or 139 of the TCGA or section 704 or 776 of the Taxes Act. All particulars and other information given to any Tax Authority in connection with any application for such consent or clearance were full and accurate and any consent or clearance given in response to such application was valid and effective. All transactions in respect of which such consent or clearance was obtained have been carried into effect, and have been undertaken strictly in accordance with the terms of the application for the relevant consent or clearance.

6.1.13	No arrangements have been made under section 36 of the Finance Act 1998 relating to the discharge of the liability of the Company to pay corporation tax.

6.2	Arm’s length dealings

Except as disclosed in the Disclosure Letter, the Company is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arm’s length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm’s length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company but not actually income or gains of the Company.

6.3	Corporation tax - instalment payments

6.3.1	The Disclosure Letter contains details of all amounts of corporation tax paid by or on behalf of the Company under the Corporation Tax (Instalment Payments) Regulations 1998 and the basis upon which all such amounts have been calculated. The Company has not made any claim under regulation 6 of those Regulations.

6.3.2	The Company has not taken any action which could result in its incurring any liability to pay an amount computed pursuant to regulation 14(3) of the Corporation Tax (Instalment Payments) Regulations 1998.

6.4	Tax on disposal of assets - general

6.4.1	On disposal of an asset of the Company for a consideration equal to the value attributed to the asset in the Accounts, no liability to corporation tax will arise (disregarding a statutory right to claim an allowance or relief).

6.4.2	In preparing the Accounts, the value used for each asset or class of assets in respect of which a separate computation for capital allowances is required (whether as a result of an election or otherwise) is such that, on a disposal of that asset or all the assets in that class for a consideration equal to the value used (and disregarding a statutory right to claim an allowance or relief), no balancing charge would be made.

6.4.3	No liability to Tax (other than value added tax) would arise if the Company were to dispose of an asset acquired since the Accounts Date for a consideration equal to the consideration actually given for the acquisition.

6.4.4	Since the Accounts Date, the Company has not entered into or been a party to a transaction which will or may give rise to a liability to corporation tax on chargeable gains.

6.5	Chargeable gains

6.5.1	Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement, nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in any asset of the Company being deemed to have been disposed of and reacquired under section 179 of the TCGA.

6.5.2	The Disclosure Letter contains details of each claim under section 152 or 153 of the TCGA (replacement of business assets) made before the date of this Agreement to which section 154 of the TCGA (new assets which were depreciating assets) applies and which affects any asset owned by the Company on or after the Accounts Date (except where the held-over gain is treated as having accrued before the Accounts Date).

6.5.3	The Company has not exercised an option or made an election under sections 280 or 281 of the TCGA to pay Tax by instalments.

6.5.4	No election under section 35(5) of the TCGA has been made by the Company, and no such election made by any company other than the Company has effect in relation to the Company, and full details are given in the Disclosure Letter of the date of the first relevant disposal (as defined by section 35(5) of the TCGA) made by the Company, and the period during which an election under section 35(5) of the TCGA could be made by the Company has not and will not at Completion have expired.

6.6	Capital allowances

6.6.1	The Company has not entered into or agreed to enter into any transaction pursuant to which an election under section 53 or 55 of the Capital Allowances Act 1990 has been or may be made.

6.6.2	The Disclosure Letter contains full and accurate details of all capital allowances to which the Company will be entitled (assuming that there is no disposal of any relevant asset), for each accounting period ending after the date of this Agreement, in respect of each asset or class of assets owned by the Company prior to or as at the date of this Agreement.

6.6.3	The Company has not made any election under section 37 of the Capital Allowances Act 1990 in relation to any asset.

6.6.4	The Company is not and has not been a party to any lease of an asset under which the rents may fall to be adjusted or any other payment may fall to be made by reference to the Tax consequences to any person (whether or not a party to the lease) of the acquisition, holding or leasing of such asset.

6.6.5	The Company is not and has not been a party to any transaction to which the provisions of sections 75, 76 or 76A of the Capital Allowances Act 1990 may apply.

6.6.6

The Company has not made a contribution in circumstances entitling the Company to capital allowances in accordance with the provisions of section 154 of the Capital Allowances Act 1990, and the Company has not succeeded to the trade (or any part of the trade) of, or acquired any interest in land formerly held by, any person who was entitled to capital allowances in accordance with the provisions of the said section 154.

6.6.7	Where the Company holds the relevant interest in any industrial building or structure, qualifying hotel or commercial building or structure (as those terms are defined by Part I of the Capital Allowances Act 1990), that building or structure or hotel has not been used, at any time since any item of expenditure was incurred on its construction, otherwise than as an industrial building or structure, a qualifying hotel or a commercial building or structure (as the case may be).

6.6.8	The Company is not and has not been party to any arrangements falling within section 10D of the Capital Allowances Act 1990.

63	Foreign exchange

6.7.1	The Company has not made any claim or election under sections 93 or 94 of the Finance Act 1993 or the provisions of Chapter II of Part II of the Finance Act 1993 (including Schedules 15 and 16 to that Act), or under any orders or regulations made pursuant to any of the foregoing; and no other person has made any claim or election pursuant to any of the foregoing provisions in respect of any asset acquired by the Company.

6.7.2	The Company has not entered into any transaction to which the provisions of section 135 to 138 of the Finance Act 1993 may apply.

6.7.3	The Company does not hold or owe and has not held or owned any asset or liability in respect of which the regulations under section 148 of the Finance Act 1993 apply or may apply.

6.7.4	The Managers have provided full details to the Investor of all assets and liabilities which are or have been held or owed by the Company and to which the regulations under section 165 of the Finance Act 1993 apply.

6.8	Financial instruments

6.8.1	Profits and losses on all qualifying contracts (as defined for the purposes of Chapter II of Part IV of the Finance Act 1994) which are or have at any time been held by the Company are and have at all times been computed on an accruals basis of accounting which satisfies the requirements of section 156 of the Finance Act 1994.

6.8.2	The Company has not made a claim under section 163 of the Finance Act 1994 and no circumstances have arisen which would entitle the Company to make such a claim.

6.8.3	The Company has not entered into any transaction to which the provisions of sections 165 to 168 of the Finance Act 1994 may apply.

6.9	Loan relationships

6.9.1	In respect of every loan relationship (as defined by section 81 of the Finance Act 1996) to which the Company is or has been a party the Company has used in its statutory accounts an accruals basis of accounting which is an authorised accounting method for the purposes of Chapter II of Part IV of that Act and has used that method consistently and without variation for all relevant accounting periods.

6.9.2	The Company is not and has not been required in the case of any loan relationship to use an authorised accruals basis of accounting by virtue of section 87 of the Finance Act 1996.

6.9.3	The Company has not made a claim under section 91 of the Finance Act 1996 and the Company is not eligible to make such a claim by reference to circumstances existing at the date hereof. Full details have been provided to the Buyer of all circumstances by reference to which the said section 91 may apply to the Company.

6.9.4	The Company does not hold any asset to which section 92 of the Finance Act 1996 applies and the Company is not a party to any loan relationship to which any of sections 93 to 96 of that Act applies.

6.9.5	The Company is not and has not since the Accounts Date been a party to a loan relationship which has or had an unallowable purpose for the purposes of paragraph 13 of Schedule 9 to the Finance Act 1996.

6.9.6	The Company does not hold an asset representing (in whole or part) a loan relationship in respect of which a chargeable gain or allowable loss could arise by virtue of paragraph 8 of Schedule 15 to the Finance Act 1996, and no chargeable gain or allowable loss has arisen to the Company under that paragraph prior to the date of this Agreement.

6.9.7	The Company is not a party to a loan relationship in respect of which the provisions of paragraph 13 of Schedule 15 to the Finance Act 1996 have applied or may apply.

6.9.8	The Company does not and has not held any rights under a unit trust scheme or any interests in an offshore fund, in circumstances in which paragraph 4 of Schedule 10 to the Finance Act 1996 has applied or may apply to that holding.

6.10	Value added tax

6.10.1	The Company:

(a)	is registered for the purposes of the VATA;

(b)	has made, given, obtained and kept up-to-date, fall and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

(c)	has complied in all respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

(d)	has not been required by a Tax Authority to give security under the VATA.

6.10.2	The Company is not under a duty to make payments on account of VAT pursuant to any order made under section 28 of the VATA.

6.10.3	In the three years ending on the date of this Agreement the Company has not been in default in respect of an accounting period, as the terms “default” and “accounting period” are used in section 59(1) of the VATA (the default surcharge).

6.10.4	The Company is not and has not been liable to a penalty under section 63 of the VATA.

6.10.5	No VAT Return made by the Company has contained a material inaccuracy for the purposes of section 64 of the VATA.

6.10.6	The Company is entitled under the VATA to credit for all of its input tax.

6.10.7	The Disclosure Letter contains full details of any method agreed with or directed by H M Customs and Excise or otherwise applicable to the Company for determining the allowability to that company of input tax in accordance with Part XIV of the Value Added Tax Regulations 1995.

6.10.8	The Disclosure Letter contains details of each claim for bad debt relief under section 36 of the VATA (bad debts) or section 22 of the Value Added Tax Act 1983 (refund of tax in cases of bad debts) made by the Company.

6.10.9	The Company owns no asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

6.10.10	No event, transaction, act or omission has occurred by reason or in consequence of which the Company may be deemed to make a taxable supply under paragraph 1 of Schedule 10 to the VATA or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

6.10.11	No tenancy, lease or licence to which the Company is a party is or may become a developmental tenancy, developmental lease or developmental licence for the purposes of Group 1 of Schedule 9 to the VATA.

6.10.12	The Company is not and has not been a party to any transaction or arrangements in respect of which a direction has been or could be made under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

6.10.13	The Company has not been a party to any transactions in respect of which a direction under the provisions of Schedule 9A to the VATA has been or may be made.

6.11	Duties

All value added tax payable on the import of goods and all customs duties and duties of excise payable to a Tax Authority in respect of any asset (including, without limitation, trading stock) imported or owned by the Company have been paid.

6.12	Annual payments and interest

The Company is not obliged to make at any time, nor has it made since the Accounts Date, payments of an amount exceeding the amount set out in the Business Plan or Budget which will not either:

6.12.1	be wholly deductible in the accounting period in which they will be, or have been, paid either as a trading expense or as a charge on income; or

6.12.2	be eligible for relief from Tax, in the accounting period in which such payments are accrued under an accruals basis of accounting which satisfies the requirements of the relevant legislation, under the provisions of Chapter II of Part II of the Finance Act 1993, Chapter II of Part IV of the Finance Act 1994 or Chapter II of Part IV of the Finance Act 1996; or

6.12.3	be treated in full as, or as part of, the amount of consideration given wholly or exclusively for the acquisition by the Company of an asset for the purposes of the TCGA.

6.13	Surplus ACT

6.13.1	The Company does not have and has not had at any time since immediately before 6 April 1999 any unrelieved surplus advance corporation tax within the meaning given to that term by section 32 of the Finance Act 1998.

6.13.2	The Disclosure Letter contains full details of all amounts of shadow ACT (as that term is defined for the purpose of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 treated as paid by the Company and of all amounts of surplus shadow ACT (as that term is so defined) which have at any time been allocated to the Company pursuant to such regulations in respect (in each case) of all distributions made prior to the date hereof. The amounts of surplus shadow ACT so allocated to the Company are the smallest amounts which it is possible to allocate to the Company pursuant to those regulations and where appropriate any necessary reallocations have been made so as to secure that the amounts of surplus shadow ACT so allocated are the smallest amounts which it is possible to allocate to the Company.

6.14	Stamp Duty

All documents by virtue of which the Company has any right or in the enforcement of which the Company is interested have been duly stamped.

6.15	Miscellaneous

6.15.1	The Company has not sold or assigned or granted an interest by licence in or any patent rights, copyrights, design rights or works of art in circumstances such that it will be chargeable to Tax in respect of that sale, assignment or grant for any accounting period ending after Completion.

6.15.2	The Company has not entered into any transaction to which the provisions of sections 34 to 37 or 779 to 782 of the Taxes Act apply or could apply.

6.15.3	The Company is not and has not been a party to any transaction as a result or in consequence of which the Company has been or could be treated as deriving income which is taxable under section 776 of the Taxes Act.

6.15.4	The Company has not entered into any transactions to which section 786 of the Taxes Act may apply.

6.15.5	The Company has not made a claim under section 584 or 585 of the Taxes Act.

6.15.6	The Company has not received and is not entitled to receive any interest or dividends on which double taxation relief has fallen or may fall to be restricted in accordance with the provisions of section 798 of the Taxes Act.

7.	ASSETS

7.1	Title and condition

7.1.1	Each asset included in the Accounts or acquired by the Company since the Accounts Date (other than stock disposed of or realised in the usual course of business) and each asset used by the Company or which is in the reputed ownership of the Company, to the extent that each such asset is an asset necessary for the effective operation of the Company’s business:

(a)	is legally and beneficially owned solely by the Company free from any Encumbrance; or

(b)	in the case of any asset used (but not owned) by the Company, the Company has the right to use such asset; and

(c)	where capable of possession, is in the possession or under the control of the Company.

7.1.2	The Company owns or has the right to use each asset necessary for the effective operation of its business.

7.1.3	All plant, machinery, vehicles and equipment owned, possessed or used by the Company are in reasonably good condition and working order (fair, wear and tear excepted) and have been regularly and properly maintained in all material respects. None is in need of renewal or replacement or surplus to the Company’s requirements.

7.1.4	The Company’s asset registers comprise a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

7.2	Hire purchase and leased assets

The Company is not a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

7.3	Debtors

7.3.1	No debt shown in the Accounts, the Balance Sheet or the Company’s accounting records is overdue by more than 12 weeks or is the subject of an arrangement other than of the kind, particulars of which are set out in the Disclosure Letter.

7.3.2	The Company has not released a debt shown in the Accounts, the Balance Sheet or its accounting records so that the debtor has paid or will pay less than the debt’s book value. None of the debts shown in the Accountsor the Company’s accounting records has been deferred, subordinated or written off or become irrecoverable to any extent. To the best of the Seller’s knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

8.	INTELLECTUAL PROPERTY

8.1	Each of the Intellectual Property Rights is:

8.1.1	valid and subsisting and nothing has been done or omitted to be done by which it may cease to be valid and subsisting;

8.1.2	legally and beneficially owned by, and validly granted to, the Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation; and

8.1.3	the Managers are not aware having made reasonable enquiries of any claim, or opposition from a person (including, without limitation, an employee of the Company) as to title, validity, enforceability, entitlement or otherwise.

8.2	Schedule 7 contains details of all the registered Intellectual Property Rights in respect of which the Company is the registered or beneficial owner or applicant for registration (“the Listed Intellectual Property Rights”).

8.3	All renewal and maintenance fees and taxes due and payable prior to Completion in respect of each of the Listed Intellectual Property Rights have been paid in full.

8.4	Nothing has been done or omitted to be done and, so far as the Managers are aware, no circumstances exist by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Listed Intellectual Property Rights.

8.5	There is and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. To the best of the Manager’s knowledge, information and belief, no civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Manager’s knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.

8.6	The Company has not granted and is not obliged to grant a licence, assignment consent, undertaking, security interest or other right in respect of any of the Intellectual Property Rights.

8.7	To the best of the Managers’ knowledge, information and belief, there is not, and never has been, an infringement or unauthorised use of any of the Intellectual Property Rights.

8.8	The Managers have not received notice that and so far as they are aware, the activities, processes, methods, products, services or intellectual property used, dealt in or supplied on or before the date of this Agreement by the Company:

8.8.1	are not at the date of this Agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to the licence, consent or permission of, or payment to, another person;

8.8.2	do not at the date of this Agreement, nor did they at the time used, dealt in or supplied, infringe, misuse or embody the subject matter of any rights in the intellectual property (including, without limitation, moral rights) of another person; and

8.8.3	have not given, and will not give, rise to a claim against the Company.

8.9	The Managers have not received notice that and so far as they are aware, no party to an agreement relating to the use:

8.9.1	by the Company of intellectual property owned by another person; or

8.9.2	of any Intellectual Property Rights owned by the Company by another person, is, or has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the Company’s consent (other than termination without cause upon notice in accordance with the terms of the agreement).

8.10	The Company has not disclosed and is not obliged to disclose any confidential information to any person other than its employees who are bound by obligations of confidence or except in the ordinary and usual course of business and then only on condition that the disclosure is to be treated as being of a confidential nature.

8.11	The Intellectual Property Rights and the Company’s ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

8.12	The Intellectual Property Rights comprise all the intellectual property necessary for the Company to operate its business as it has been operated before the date of this Agreement.

8.13	The Company is not a party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any Intellectual Property Rights.

8.14	The Company does not use or operate its business under a name other than its corporate name.

9.	INSURANCE

9.1	Insurance of assets

Each insurable asset of the Company has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by the Company.

9.2	Other insurance

The Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), credit risk, loss of profits and all other risks to which a person operating the types of business operated by the Company is exposed.

9.3	Policies

The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the “Policies”);

9.4	Status of the Policies

9.4.1	As far as the Managers are aware each of the Policies is valid and enforceable and is not void or voidable.

9.4.2	So far as the Managers are aware, the Company has not done anything or omitted to do anything which might:

(a)	make any of the Policies void or voidable; or

(b)	prejudice the ability to effect insurance on the same or better terms in the future.

9.4.3	No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

9.4.4	None of the Policies contains any provisions as to change of control or ownership of the insured.

9.4.5	No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.

9.5	Claims

9.5.1	No claims have been made, no claim is outstanding and, so far as the Managers are aware, no fact or circumstance exists which might give rise to a claim under any of the Policies.

9.5.2	So far as the Managers are aware, no event, act or omission has occurred which requires notification under any of the Policies.

9.5.3	None of the insurers under any of the Policies has refused, or given any indication to the Company that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

9.6	Premiums

9.6.1	All premiums which are due under the Policies have been paid.

9.6.2	As far as the Managers are aware the Company has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any of the Policies.

10.	REAL PROPERTY

10.1	The particulars of the real property set out in the Disclosure Letter (the “Properties”) are complete and accurate and comprise all of the land and premises vested in, occupied or used by, or in the possession of the Company.

10.2	The Company is entitled to and has exclusive vacant possession of the Properties and no part of the Properties is subject to a lease, tenancy, licence to occupy or agreement to grant any of them.

11.	ENVIRONMENTAL MATTERS

11.1	No notice has been served on a member of the Company in respect of a breach of legislation (both primary and secondary) relating to protection of the environment.

11.2	So far as the Managers are aware, the Company has not:

11.2.1	done or not done anything as a result of which it has been or may be subject to a liability or penalty as a result of pollution or contamination; or

11.2.2	received or could receive a remediation notice under section 78E Environmental Protection Act 1990.

12.	AGREEMENTS

12.1	Contracts

12.1.1	The Company has not entered into a contract for the supply of its products and/or services (whether written, oral or otherwise) which remains to be performed other than those that are referred to or comprised in the Disclosure Bundle.

12.1.2	The Company has not received any complaints from Cheshire Building Society or its other clients regarding the performance of its obligations under any contract.

12.2	Validity of agreements

12.2.1

To the best of the Managers’ knowledge, information and belief, no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

12.2.2	Neither the Company nor, so far as the Managers are aware any party with whom the Company has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. To the best of the Managers’ knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

12.3	Long term etc. agreements

12.3.1	The Company is not a party to, and is not liable under, a long-term, onerous or unusual agreement, arrangement or obligation including, without limitation:

(a)	an agreement, arrangement or obligation entered into other than in the usual course of its business;

(b)	an agreement, arrangement or obligation entered into other than by way of a bargain at arm’s length;

(c)	an agreement, arrangement or obligation restricting the Company’s freedom to operate the whole or part of its business or to use or exploit any of its assets;

(d)	a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by the Company or by which the Company is bound; or

(e)	a material agreement, arrangement or obligation with which the Company cannot comply on time or without undue or unusual expenditure of money or effort.

12.3.2	The Company is not:

(f)	a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

(g)	a party to a distributorship, agency, franchise or management agreement or arrangement.

13.	TERMS OF TRADE AND BUSINESS

13.1	Creditors

The Company has paid its creditors within the times agreed with them. No debt owing by it has been due for more than four weeks.

13.2	Suppliers and customers

13.2.1	During the year ending on the date of this Agreement no substantial supplier or customer of the Company has:

(g)	stopped, or indicated an intention to stop, trading with the Company;

(h)	reduced, or indicated an intention to reduce, substantially its trading with the Company; or

(i)	changed or indicated an intention to change, substantially the terms on which it is prepared to trade with the Company.

13.2.2	To the best of the Managers’ knowledge, information and belief (but without having made any enquiry of any supplier or customer), no substantial supplier or customer of the Company is likely to:

(a)	stop trading with the Company;

(b)	reduce substantially its trading with the Company; or

(c)	change substantially the terms on which it is prepared to trade with the Company.

13.2.3	To the best of the Managers’ knowledge, information and belief (but without having made any enquiry of any supplier or customer), the attitude of customers, suppliers and employees with regard to the Company will not be prejudicially affected by the execution or performance of this Agreement or any document to be executed at or before Completion.

13.2.4	The Company has not entered into an agreement or arrangement with a substantial supplier or customer on terms materially different to its standard terms of business, a copy of which is annexed to the Disclosure Letter.

13.2.5

No person (either individually or jointly with another person) has bought from or sold to the Company, either in the statutory financial period of the Company ended on, the Accounts Date or since the Accounts Date, more than ten per cent.

of the total amount of all purchases or sales made by the Company in that period.

13.3	Computer records

None of the records, systems, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of the Company.

13.4	Data protection

The Company has at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in Schedule 1 to that Act and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

14.	EFFECT OF SALE

Neither the execution nor the performance of this Agreement, the Facility Agreement the Debenture or Share Sale Agreement or any document to be executed at or before Completion will result in the Company losing the benefit of an asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will;

14.1	conflict with;

14.2	result in a breach of;

14.3	give rise to an event of default under;

14.4	require the consent of a person under;

14.5	enable a person to terminate; or

14.6	relieve a person from an obligation under any agreement or arrangement to which the Company is a party or any legal or administrative requirement by which the Company is bound.

15.	EMPLOYEES

15.1	General

15.1.1	There is no employment or other contract of engagement between the Company and any of its directors or other officers. The Company is not a party to a consultancy contract.

15.1.2	There is no employment contract between the Company and any of its employees which cannot be terminated by the Company by three months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The Company has not received notice of resignation from key employees.

15.1.3	There is no employment or consultancy contract or other contract of engagement between the Company and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

15.1.4	The Disclosure Letter contains details of:

(a)	the total number of the Company’s employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Company;

(b)	the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of the Company and, where an employee has been continuously absent from work for more than one month, the reason for the absence; and

(c)	the terms of the contract of each director, other officer and employee of the Company.

15.1.5	The basis of the remuneration payable to the Company’s directors, other officers and employees is the same as that in force at the Accounts Date. The Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five per cent. or to increase the rate of remuneration of a director, other officer or employee.

15.1.6	The Company owes no amount to a present or former director, other officer or employee of the Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

15.1.7	There is no agreement or arrangement between the Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Company has not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

15.1.8	The Company has maintained up-to-date, full and accurate in all material respects records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

15.2	Payments on termination

Except as disclosed in the Accounts, the Company has not:

15.2.1	incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

15.2.2	incurred a liability for breach or termination of a consultancy agreement; or

15.2.3	made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of the Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

15.3	Compliance with law

The Company has complied in all material respects with:

15.3.1	each obligation imposed on it by, and each order and award made under, statute, regulation, code of conduct and practice, collective agreement, custom and practice relevant to the relations between it and its employees or a trade union or the terms of employment of its employees; and

15.3.2	each recommendation made to it by the Advisory, Conciliation and Arbitration Service and each award and declaration made against it by the Central Arbitration Committee.

15.4	Redundancies and transfer of business

Within the year ending on the date of this Agreement the Company has not:

15.4.1	given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

15.4.2	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

15.5	Trade unions

15.5.1	The Company has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

15.5.2	The Company is not involved in, and no fact or circumstance exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

15.6	Incentive schemes

The Company does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

16.	LIABILITIES

16.1	Indebtedness

Except as disclosed in the Accounts or in the Disclosure Letter, the Company does not have outstanding and has not agreed to create or incur any liabilities (whether actual, contingent or otherwise) including loan capital, borrowing or indebtedness in the nature of borrowing.

16.2	Guarantees and indemnities

16.2.1	The Company is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

16.2.2	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

16.3	Events of default

So far as the Managers are aware, no event has occurred or been alleged to have occurred which:

16.3.1	constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

16.3.2	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

16.4	Grants

16.4.1	The Company is not liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).

16.4.2	As far as the Managers are aware no fact or circumstance (including, without limitation, the execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant or subsidy.

17.	INSOLVENCY, WINDING UP ETC.

17.1	Winding up and administration

As far as the Managers are aware no order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company and no administration order has been made in respect of the Company.

17.2	Receivership

No receiver or receiver and manager has been appointed of the whole or part of the Company’s business or assets.

17.3	Voluntary arrangements

As far as the Managers are aware no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of the Company.

17.4	Insolvency

The Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

17.5	Payment of debts

The Company has not stopped paying its debts as they fall due.

17.6	Distress etc.

No distress, execution or other process has been levied on an asset of the Company.

17.7	Unsatisfied judgments

There is no unsatisfied judgment or court order outstanding against the Company.

17.8	Striking out

As far as the Managers are aware no action is being taken by the Registrar of Companies to strike the Company off the register under section 652 of the Act.

17.9	Undervalue/preference

The Company has not at anytime during the two years immediately prior to the date of this Agreement:

17.9.1	entered into a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986); or

17.9.2	been given a preference by any person (as referred to in section 239(4) of the Insolvency Act 1986).

18.	LITIGATION

18.1.1	Neither the Company nor, so far as the Managers are aware, a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding. So far as the Managers are aware, no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

18.1.2	To the best of the Managers’ knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

18.1.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company or a person for whose acts or defaults the Company may be vicariously liable.

18.2	Compliance with law

The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

18.3	Investigations

As far as the Managers are aware there is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning the Company and none is pending or threatened. To the best of the Managers’ knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type.

18.4	Unlawful payments

Neither the Company nor, so far as the Managers are aware, any person for whose acts or defaults the Company may be vicariously liable has:

18.4.1	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

18.4.2	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

18.4.3	directly or indirectly made an unlawful contribution to a political activity.

19.	INSIDER AGREEMENTS

There is not, and during the three years ending on the date of this Agreement there has not been, any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Managers or Sellers under the Share Sale Agreement, a director or former director of the Company or a person connected with any of them is or was interested in any way. For this purpose, “connected” has the meaning given by section 839 of the Taxes Act, except that in construing section 839 “control” has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

20.	CONSTITUTION, REGISTERS AND RETURNS

20.1	Constitution

The Company is operating and has always operated its business in all material respects in accordance with its memorandum and articles of association at the relevant time.

20.2	Registers etc.

Each register, minute book and other book which the Act requires the Company to keep has been properly kept and contains a materially complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

20.3	Returns etc.

All returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies or another governmental or other authority or agency have been properly prepared and delivered.

20.4	Powers of attorney and authorities

The Company has not given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties).

21.	BROKERAGE OR COMMISSIONS

No person is entitled to receive a finder’s fee, brokerage or commission from the Company in connection with this Agreement other than disclosed in the Disclosure Letter.

SCHEDULE 6

DELETED

SCHEDULE 7

REGISTERED INTELLECTUAL PROPERTY RIGHTS

PART	I - Trade Marks

Applications

Registrations

2 Trade Marks registered under number 2296933A on 2 April 2002 for 4TRESS mark

1 Trade Mark registered under number 2296933B on 2 April 2002 for 4TRESS.

PART II - Domain Names

aspacesolutions.co.uk

aspacesolutions.com

securecontact.co.uk

securecontact.com

SCHEDULE 8

LIMITATIONS ON WARRANTIES

1.	The Managers shall be under no liability whatsoever in respect of any breach or non fulfilment of any of the Warranties unless the Investor has served on the Managers’ a written notice on or before the later of the later of the date of repayment of the Loan or 180 days following the date of issue of the statutory accounts for the financial period commencing immediately after the financial year of the Company current as at the date of this Agreement. Such notice shall give reasonable details of the claim, including an estimate of the amount of the liability of the Managers in respect of such claim (based on the information then available to the Investor) and detailing the Investor’s calculation of the loss alleged to have been suffered by it. Any such claim under the Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn, and all and any liability of the Managers in respect of such claim shall be extinguished, unless proceedings in respect of such claim have commenced by a writ being served on the Managers within nine months of such claim being notified to the Managers.

2.	The Managers shall not be liable in respect of any claim for damages in respect of breach or non fulfilment of any of the Warranties unless such claim is valid and unless and until:

2.1	the amount of such claim or series of claims arising from the same facts or circumstances such that they should reasonably be regarded as related claims (or, if when such claim is agreed, settled or otherwise determined, it is at a lower amount than the amount of the Investor’s original claim, such lower amount) exceeds £500; and

2.2	the aggregate amount of all valid claims qualifying under paragraph 2.1 (or, if when such claims are agreed, settled or otherwise determined, the aggregate amount is at a lower amount than the amounts of the Investor’s original claims, such lower amount) exceeds £10,000 in which event (but not otherwise) the Managers shall be liable for the full aggregate amount so agreed, settled or otherwise determined.

For determining whether the amount of a claim (or the aggregate amount of claims (if applicable)) exceeds the threshold of £500 in paragraph 2.1 and/or the threshold of £10,000 in paragraph 2.2, any interest, costs or expenses (including, without limitation, advisers’ fees) claimed by the Investor as part of its claim under the Warranties shall be excluded and the amount of the claim is the amount as reduced by the application of the provisions of this Schedule 8 if relevant.

3.	The aggregate maximum liability of the Managers’ in respect of any and all claims for damages under or in respect of each non-fulfilment of the Warranties shall not exceed the aggregate of a) the outstanding principal amount of the Loan at the date of the settlement of a claim or the obtaining of judgment in respect of a claim, b) the purchase price paid under the Share Sale Agreement c) the reasonable costs incurred by the Investor in connection with any claim and d) any accrued interest in connection with any claim.

For the purposes of this Schedule 8 any reference to liability under the Warranties being limited shall be deemed to include their liability for any interest, costs or expenses included in the Investor’s claim or awarded against the Managers.

4.	The Managers’ liability in respect of any breach or non fulfilment of the Warranties shall be limited if and to the extent that:

4.1	any allowance, provision or reserve is specifically made or otherwise noted in the Accounts or the Balance Sheet; or

4.2

the claim would not have arisen but for an alteration or enactment (other than a re-enactment) of any statute, statutory instrument or regulation or other legislative or regulatory act or imposition or any change in the requirements or published practice or extra statutory concession of the Inland Revenue, Customs and Excise and any other authority which is competent to assess on and collect from the Company any Tax (“a Taxation Authority”) (whether of the United Kingdom or elsewhere) which was announced or enacted or imposed or became effective on or after the date of Completion, whether with or without retrospective effect, or any judgement delivered after the date of this Agreement; or

4.3	the claim arises as a result of the withdrawal on or after the date of Completion of any published practice or extra statutory concession of a Taxation Authority (whether of the United Kingdom or elsewhere) having general application, whether with or without retrospective effect; or

4.4	the claim arises as a result of the withdrawal on or after the date of Completion of any written agreement or administrative arrangement of the Company made with the Inland Revenue or any other Taxation Authority, whether with or without retrospective effect; or

4.5	the claim arises as a result of any changes on or after the date of Completion in UK generally accepted accounting standards; or

4.6	the claim arises as a result of any changes on or after the Completion Date in the accounting or Taxation policies or practices of the Company, including, without limitation, the policies and practices in terms of which the Company values its assets, makes provisions or recognises liabilities or the length of any accounting period save where such changes are made as a consequence of the Company not having complied with generally accepted accounting principles or a consistent application of such principles; or

4.7	such liability arises in respect of Taxation for which the Company is primarily liable and which arose with respect to or in consequence of any act, omission or transaction in the ordinary course of business of the Company which occurred after Completion; or

4.8	the loss in respect of which the claim is reimbursed without any right of relief, set off, subrogation or deduction of excess against the Company under a policy of third party insurance or any other similar form of insurance, guarantee or other cover from whatever source.

5.

The Investor shall notify the Managers promptly in writing upon becoming aware of any fact, matter or other circumstance whereby the Managers may be liable to make payment under or by virtue of the Warranties (such fact, matter or other circumstance being referred to in this paragraph 5 as a

“Potential Claim”). The Investor shall consult with the Managers with respect to any possible mitigating action or defence to the matter giving rise to the Potential Claim against the Managers or any possible right of recovery against a third party in respect of such matter. Subject in each case to the Company being indemnified to its reasonable satisfaction by the Managers (or any of them) against all costs and disbursements properly and reasonably incurred by the Company in taking such action, the Company shall take such action as is reasonably requested by the Managers in terms of this paragraph 5 save where such claim relates to a dispute with a customer of the Company.

6.	None of the Warranties nor any other provision of this Agreement shall be deemed to be breached by, nor shall any claim arise in respect of, any matter expressly provided for under the terms of this Agreement or anything which was done or carried out in implementing the terms of this Agreement.

7.	If the Managers pay to the Investor an amount in respect of a claim under the Warranties and the Investor or the Company subsequently recovers from a third party (including any Taxation Authority) (whether by way of payment, discount, credit, set-off or otherwise) an amount which is referable to the matter giving rise to the claim, then:

7.1	if the amount paid by the Managers in respect of the claim under the Warranties is more than the Sum Recovered (as defined below), the Investor shall pay, or shall procure that the Company shall pay, to the Managers forthwith an amount representing that Sum Recovered plus the appropriate amount of any interest recovered from the third party; and

7.2	if the amount paid by the Managers in respect of the claim under the Warranties is less than or equal to the Sum Recovered, the Investor shall pay, or shall procure that the Company shall pay, to the Managers forthwith an amount representing the amount paid by the Managers in respect of the claim under the Warranties.

8.	For the purposes of paragraph 7:

8.1	“Sum Recovered” means the amount recovered from the third party less all reasonable costs and expenses incurred by the Company in recovering the amount from the third party; and

8.2	the appropriate amount of any interest recovered from the third party shall be the full amount of the interest recovered from the third party or an amount equal to the interest previously recovered by the Investor from the Managers, whichever is lesser.

9.	A claim may be made under the Warranties in respect of a contingent liability provided that no liability under the Warranties shall arise in respect of any contingent liability until such contingent liability becomes an actual liability and is due and payable.

10.	For the avoidance of doubt, nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Investor and/or the Company to mitigate any loss or damage which they may respectively suffer in consequence of any breach or non-fulfilment by the Managers of the Warranties.

SCHEDULE 9

INVESTOR’S WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Investor is a limited company incorporated under Delaware law and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

1.2.1	The Investor has the right, power, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement, the Facility Agreement, the Debenture, the Share Sale Agreement and each document to be executed by it at or before Completion.

1.2.2	The Investor has the right, power and authority to conduct its business as conducted at the date of this Agreement.

1.3	Binding agreements

The Investor’s obligations under this Agreement, the Facility Agreement, the Debenture, the Share Sale Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

Executed as a deed for	)	/s/ Illegible

and on behalf of	)	Director

Aspace Solutions Limited	)	/s/ Julian Lovelock

Director/Secretary

Executed as a deed	)

by Steve Keohane	)

in the presence of:	)	/s/ Illegible

/s/ Joanne Croston

Witness Name: Joanne Croston

Address: 10 Foster Lane

London, EC2V 6HR

Occupation: trainee solicitor

Executed as a deed	)	/s/ P. Ryder

by Paul Ryder	)

in the presence of:	)

/s/ Joanne Croston

Witness Name: Joanne Croston

Address: 10 Foster Lane

London EC2V 6HR

Occupation: trainee solicitor

Executed as a deed	)	/s/ Julian Lovelock

by Julian Lovelock	)

in the presence of:	)

/s/ Joanne Croston

Witness Name: Joanne Croston

Address: 10 Foster Lane

London EC2V 6HR

Occupation: trainee solicitor

Executed as a deed for	)	/s/ Steven Humphreys

and on behalf of	)	Director

ActivCard Corp	)

Director/Secretary